UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2023

AIR TRANSPORT SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

145 Hunter Drive, Wilmington, Ohio 45177
(Address of Principal Executive Offices, Including Zip Code)

(937) 382-5591

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ATSG	NASDAQ Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

1. Purchase Agreement

On August 9, 2023, Air Transport Services Group, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Truist Securities, Inc. and Oppenheimer & Co. Inc., as representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the sale by the Company of $350 million aggregate principal amount of the Company’s 3.875% convertible senior notes due 2029 (the “notes”) to the Initial Purchasers. The Company also granted the Initial Purchasers under the Purchase Agreement a 30-day option to purchase up to an additional $50 million aggregate principal amount of such notes, which option was fully exercised by the Initial Purchasers on August 11, 2023. On August 14, 2023, the Company issued a total of $400 million aggregate principal amount of the notes to the Initial Purchasers pursuant to the Purchase Agreement.

The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is a summary and does not purport to be a complete description of the parties’ rights and obligations under the Purchase Agreement. Accordingly, the above description is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2. Indenture and the Notes

On August 14, 2023, the Company entered into an indenture relating to the issuance of the notes (the “Indenture”) with U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The following is a summary of key terms of the notes and the Indenture:

Interest and maturity. Each note will accrue interest at an annual rate of 3.875%, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024. The notes will mature on August 15, 2029, unless earlier purchased, redeemed or converted.

Ranking of the Notes. The notes are senior unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s existing and future indebtedness that is expressly subordinated to the notes; equal in right of payment to any of the Company’s existing or future senior unsecured indebtedness; effectively subordinated to any of the Company’s existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables), and (to the extent not held by the Company) preferred equity, if any, of the Company’s subsidiaries.

Conversion Rights. Holders of the notes may convert their notes at their option only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2023, if the last reported sale price per share of the Company’s common stock (“Common Stock”) exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of the notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of Common Stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on the Common Stock; (4) if the Company calls the notes for redemption; and (5) at any time from, and including, February 15, 2029 until the close of business on the second scheduled trading day immediately before the maturity date of the notes. The Company will settle conversions by paying or delivering, as applicable, cash or a combination of cash and shares of Common Stock, at the Company’s election, based on the applicable conversion rate(s). The consideration due upon the conversion of any note will be determined based on the conversion rate, the “daily VWAPs” per share of the Common Stock over an “observation period” consisting of 50 consecutive “VWAP trading days” and, in the case of combination settlement, the “specified dollar amount” (as those terms are defined in the Indenture) that applies to the conversion.

The initial conversion rate of the notes is 31.2864 shares of Common Stock per $1,000 principal amount of the notes, which represents an initial conversion price of approximately $31.96 per share, and is subject to adjustment as provided for in the Indenture. If a “make-whole fundamental change” (as defined in the Indenture) occurs, then the Company will in certain circumstances increase the conversion rate for a specified period of time.

Redemption Rights. The Company may redeem some or all of the notes at any time and from time to time on or after August 15, 2026, and on or before the 50th scheduled trading day immediately before August 15, 2029, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Common Stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding notes unless at least $100.0 million aggregate principal amount of notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. In addition, calling any note for redemption will constitute a make-whole fundamental change with respect to that note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption.

If the Company undergoes a fundamental change, as described in the Indenture, prior to the maturity date of the notes, holders of the notes will, subject to specified conditions, have the right to require the Company to repurchase their notes or a portion thereof for cash at a repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest on such notes to, but excluding, the “fundamental change repurchase date” (as defined in the Indenture).

Events of Default. The notes are subject to customary events of default, as set forth in the Indenture.

The foregoing description of the notes and the Indenture is a summary and does not purport to be a complete description of the parties’ rights and obligations under the notes and the Indenture. Accordingly, the above summary of the notes and the Indenture is qualified in its entirety by reference to the full text of the Indenture (which includes the form of the notes), a copy of which is included as Exhibit 4.1 to this Current Report on Form 8-K) and which is incorporated herein by reference.

3. Use of Proceeds

The Company has utilized $118,475,868 of the net proceeds from the offering of the notes to repurchase 5,435,777 shares of outstanding Common Stock in privately-negotiated transactions. The Company has also utilized $204,007,296 of such net proceeds to purchase $204,525,000 aggregate principal amount of the Company’s convertible senior notes due 2024 (the “2024 notes”) in privately-negotiated transactions. The Common Stock repurchased by the Company includes 1,177,000 shares purchased from Amazon.com, Inc. (“Amazon”). Amazon elected to sell such shares to the Company under its Investment Agreement with the Company, dated March 8, 2016, as amended, which gives Amazon the right to require the Company to repurchase shares of Common Stock owned by Amazon in the event of a stock repurchase the Company such that Amazon’s beneficial ownership of the Common Stock remains below a specified threshold. The Company’s repurchase of Common Stock in connection with the offering of the notes will not reduce availability under the Company’s stock repurchase program authorized on November 29, 2022.

The balance of the net proceeds from the offering of the notes is expected to be used to pay fees and expenses in connection with the offering of the notes, to pay down borrowings under the Company’s revolving credit facility and for general corporate purposes.

In connection with issuing the 2024 notes, the Company entered into convertible note hedge transactions and warrant transactions (together, the “existing call spread transactions”) with certain financial institutions (the “existing option counterparties”). In connection with its repurchase of 2024 Notes, as described above, the Company entered into agreements with the existing option counterparties to terminate a portion of the existing call spread transactions, in each case, in a notional amount corresponding to the amount of the 2024 Notes repurchased by the Company. In connection with the unwind of the existing call spread transactions, the Company received an aggregate net amount of approximately $1,269,864.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02.

On August 14, 2023, the Company issued $400 million aggregate principal amount of notes to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms of the Purchase Agreement.

The Company offered and sold the notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, for resale by such Initial Purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The offer and sale of the notes are not being registered under the Securities Act, any state securities laws, or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

(a) through (c). Not applicable.

(d) Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

4.1	Indenture, dated August 14, 2023, between Air Transport Services Group, Inc. and U.S. Bank Trust Company, National Association.

4.2	Form of 3.875% Convertible Senior Note due 2029 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated August 9, 2023, among Air Transport Services Group, Inc. and Truist Securities, Inc. and Oppenheimer & Co. Inc., as representatives of the initial purchasers named therein.

104	Cover Page Interactive Data File — the cover page Inline XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	August 15, 2023